Exhibit 3.7

SERIES #WRA7O DESIGNATION

In accordance with the Limited Liability Company Agreement (the “Operating Agreement”) of Ark7 Properties Plus LLC (the “Company”) dated March 17, 2022 (the “Agreement”) and upon the execution of this designation by the Company and Ark7 Inc. in its capacity as Managing Member of the Company and Initial Member of Ark7 Properties Plus LLC - Series #WRA7O (“#WRA7O”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Ark7 Properties Plus LLC - Series #WRA7O
Effective date of establishment	August 10, 2022
Managing Member	Ark7 Inc. was appointed as the Managing Member of #WRA7O with effect from the date of the Agreement and shall continue to act as the Managing Member of #WRA7O until dissolution of #WRA7O pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.
Initial Member	Ark7 Inc.
Series Asset	The Series Asset of #WRA7O comprises one residential property acquired by #WRA7O (the “Cadence Loop Property”). The Cadence Loop Property is located at 4263 Cadence Loop, LAND O LAKES, FL 34638.
Asset Manager	Ark7 Inc.
Management Fee	As stated in Section 6.5 of the Operating Agreement.
Purpose	As stated in Section 2.4 of the Operating Agreement.
Issuance	Subject to Section 6.3(a)(i) of the Operating Agreement, the maximum number of #WRA7O Interests the Company can issue is 22,500.
Number of #WRA7O Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 10 #WRA7O Interests and may purchase a maximum of 19.9% of #WRA7O Interests through the Offering.
Broker	Dalmore Group, LLC
Brokerage Fee	Up to1% of the purchase price of the Interests from #WRA7O sold at the Initial Offering of the #WRA7O Interests (excluding the #WRA7O Interests acquired by any Person other than Investor Members)
Interest Designation	No Interest Designation shall be required in connection with the issuance of #WRA7O Interests.
Voting

Subject to Section 3.5 of the Operating Agreement, the #WRA7O Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of #WRA7O Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the #WRA7O Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the #WRA7O Interests;

(b) mergers, consolidations or conversions of #WRA7O or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding #WRA7O Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #WRA7O Interests shall not be required for any of the other matters specified under Section 12.1 of the Operating Agreement.

Splits	There shall be no subdivision of the #WRA7O Interests other than in accordance with Section 3.7 of the Operating Agreement.
Sourcing Fee	No greater than 3% of the maximum offering size, which may be waived by the Managing Member in its sole discretion.
Other rights	Holders of #WRA7O Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of #WRA7O Interests.
Officers	There shall initially be no specific officers associated with #WRA7O, although, the Managing Member may appoint Officers of #WRA7O from time to time, in its sole discretion.
Aggregate Ownership Limit	As stated in Section 1.1 of the Operating Agreement.
Minimum Interests	One (1) Interest per Member
Fiscal Year	As stated in Section 8.2 of the Operating Agreement.
Information Reporting	As stated in Section 8.1(c) of the Operating Agreement.
Termination	As stated in Section 11.1(b) of the Operating Agreement.
Liquidation	As stated in Section 11.3 of the Operating Agreement.
Amendments to this Exhibit	As stated in Article XII of the Operating Agreement.